Exhibit 99.2

NAVIENT REPORTS THIRD-QUARTER 2023 FINANCIAL RESULTS

HERNDON, Va., October 25, 2023 — Navient (Nasdaq: NAVI) today released its third-quarter 2023 financial results.

OVERALL RESULTS	• GAAP net income of $79 million ($0.65 diluted earnings per share). • Core Earnings(1) of $57 million ($0.47 diluted earnings per share).
SIGNIFICANT ITEMS

•   GAAP and Core Earnings results included a net reduction to pre-tax income of $58 million ($0.37 diluted loss per share), comprised of the following items:

○   $12 million ($0.07 diluted earnings per share) benefit related to the continued extension of the FFELP Loan portfolio ($48 million of additional net interest income partially offset by $36 million of provision for loan losses).

○   $10  million ($0.06 diluted earnings per share) benefit of additional Private Education Loan net interest income related to a decrease in the speed of loan premium amortization primarily in connection with a decline in the Refinance Loans’ prepayment rate.

○   $29 million ($0.18 diluted loss per share) of provision for loan losses related to lowering the expected recovery percentage on defaulted Private Education Loans.

○   $51 million ($0.32 diluted loss per share) of regulatory-related and restructuring expenses, of which $45 million relates to recent developments in connection with CFPB matters.

CEO COMMENTARY – “Navient’s third-quarter results reflect our strong foundation of assets and capabilities,” said David Yowan, president and CEO of Navient. “As we continue to execute well against our plans for the year, we also have taken initial actions resulting from the review of our businesses, and we’re making great progress on ways in which we can deliver more. Our work this quarter underscores our commitment to enhance value to our shareholders by maximizing cash flows from our loan portfolios, enhancing the value of our growth businesses, maintaining a strong balance sheet while distributing excess capital, and simplifying and making our businesses more efficient.”

THIRD-QUARTER HIGHLIGHTS

FEDERAL EDUCATION LOANS SEGMENT	• Net income of $94 million. • Net interest margin of 1.52%.

CONSUMER LENDING SEGMENT	• Net income of $56 million. • Net interest margin of 3.17%. • Originated $382 million of Private Education Loans.

BUSINESS PROCESSING SEGMENT	• Revenue of $85 million. • Net income of $9 million and EBITDA(1) of $13 million.

CAPITAL & FUNDING

•   GAAP equity-to-asset ratio of 4.6% and adjusted tangible equity ratio(1) of 8.7%.

•   Repurchased $75 million of common shares. $360 million common share repurchase authority remains outstanding.

•   Paid $19 million in common stock dividends.

OPERATING EXPENSES	• Operating expenses of $186 million, excluding $47 million of regulatory-related expenses.

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS
In this segment, Navient owns FFELP Loans and performs servicing for this loan portfolio, as well as for FFELP Loans owned by other institutions.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q23	2Q23	3Q22

Net interest income	$161	$106	$120
Provision for loan losses	36	5	—
Other revenue	15	15	28

Total revenue	140	116	148
Expenses	17	18	25

Pre-tax income	123	98	123

Net income	$94	$76	$94

Segment net interest margin	1.52%	.97%	.94%
FFELP Loans:
FFELP Loan spread	1.63%	1.07%	1.05%
Provision for loan losses	$36	$5	$—
Net charge-offs	$16	$19	$12
Net charge-off rate	.19%	.22%	.12%
Greater than 30-days delinquency rate	16.8%	16.1%	18.6%
Greater than 90-days delinquency rate	9.2%	8.2%	10.1%
Forbearance rate	16.4%	16.0%	16.4%
Average FFELP Loans	$40,554	$41,869	$48,443
Ending FFELP Loans, net	$39,581	$40,851	$46,891

(Dollars in billions)
Total federal loans serviced	$46	$47	$54

DISCUSSION OF RESULTS — 3Q23 vs. 3Q22

•	Net income was $94 million, unchanged from the year-ago quarter.

•

Net interest income increased $41 million primarily due to a $48 million benefit in the current period related to the decrease in the speed of loan premium amortization in connection with the continued extension of the FFELP loan portfolio. This was partially offset by the paydown of the loan portfolio.

•

Provision for loan losses increased $36 million. The $36 million of provision for loan losses in the current period was primarily a result of the continued extension of the portfolio and the resulting increase in both the expected future defaults and the premium allocated to all expected future defaults.

○	Net charge-offs were $16 million compared to $12 million.

○	Delinquencies greater than 90 days were $2.9 billion compared to $3.8 billion.

○	Forbearances were $6.2 billion compared to $7.4 billion.

•	Other revenue decreased $13 million primarily due to lower contract-exit transition services and the paydown of the loan portfolio.

•	Expenses were $8 million lower as a result of the paydown of the loan portfolio as well as lower contract-exit transition services discussed above.

CONSUMER LENDING

In this segment, Navient owns, originates, acquires and services consumer loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q23	2Q23	3Q22

Net interest income	$150	$143	$153
Provision for loan losses	36	6	28
Other revenue	4	5	3

Total revenue	118	142	128
Expenses	44	42	43

Pre-tax income	74	100	85

Net income	$56	$75	$65

Segment net interest margin	3.17%	2.97%	2.90%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	3.29%	3.12%	3.03%
Provision for loan losses	$36	$6	$28
Net charge-offs(1)	$73	$62	$99
Net charge-off rate(1)	1.66%	1.39%	2.01%
Greater than 30-days delinquency rate	4.7%	4.4%	4.4%
Greater than 90-days delinquency rate	1.9%	2.0%	2.0%
Forbearance rate	2.0%	1.8%	1.9%
Average Private Education Loans	$18,165	$18,690	$20,308
Ending Private Education Loans, net	$17,333	$17,732	$19,151
Private Education Refinance Loans:
Net charge-offs	$8	$8	$4
Greater than 90-days delinquency rate	.3%	.3%	.2%
Average Private Education Refinance Loans	$9,091	$9,293	$9,966
Ending Private Education Refinance Loans, net	$8,897	$9,059	$9,751
Private Education Refinance Loan originations	$178	$142	$231

(1)

Excluding the $25 million and $30 million of charge-offs on the expected future recoveries of previously fully charged-off loans in third-quarters 2023 and 2022, respectively, that occurred as a result of changing the net charge-off rate on defaulted loans from 81.9% to 82.3% in third-quarter 2023 and from 81.7% to 81.9% in third-quarter 2022.

DISCUSSION OF RESULTS — 3Q23 vs. 3Q22

•	Originated $382 million of Private Education Loans compared to $447 million.

○	Refinance Loan originations were $178 million compared to $231 million.

○	In-school loan originations were $204 million compared to $216 million.

•	Net income was $56 million compared to $65 million.

•	Net interest income decreased $3 million primarily due to the paydown of the loan portfolio, offset by an increase in the net interest margin primarily due to improved funding spreads.

•

Provision for loan losses increased $8 million. The provision for loan losses of $36 million in the current period included $29 million related to changes in the net charge-off rates on defaulted loans and $12 million in connection with loan originations, which was partially offset by a $5 million reserve release. The provision of $28 million in the year-ago quarter included $33 million related to changes in the net charge-off rates on defaulted loans and $13 million in connection with loan originations, which was partially offset by an $18 million reserve release.

○	Excluding the $25 million and $30 million, respectively, related to the change in the net charge-off rate on defaulted loans, net charge-offs were $73 million, down $26 million from $99 million.

○	Private Education Loan delinquencies greater than 90 days: $334 million, down $60 million from $394 million.

○	Private Education Loan forbearances: $344 million, down $27 million from $371 million.

BUSINESS PROCESSING
In this segment, Navient performs business processing services for government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	3Q23	2Q23	3Q22
Revenue from government services	$57	$52	$47
Revenue from healthcare services	28	31	32

Total fee revenue	85	83	79
Expenses	73	75	67

Pre-tax income	12	8	12

Net income	$9	$6	$9

EBITDA(1)	$13	$8	$13
EBITDA margin(1)	15%	10%	16%

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

DISCUSSION OF RESULTS — 3Q23 vs. 3Q22

•

Revenue was $85 million, $6 million higher due to a $21 million increase in revenue from services for our traditional Business Processing clients, which was partially offset by the expected $15 million reduction in revenue from the wind-down of pandemic-related contracts.

•	Net income was unchanged at $9 million.

•	EBITDA was unchanged at $13 million.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2022 (filed with the SEC on February 24, 2023).

Navient will hold a live audio webcast today, October 25, 2023, at 8 a.m. ET, hosted by David Yowan, president and CEO, and Joe Fisher, CFO.

Analysts and investors who wish to ask questions are requested to pre-register at Navient.com/investors at least 15 minutes ahead of start time to receive their personal dial-in access details. Others who wish to join in listen-only mode do not need to pre-register and may simply visit Navient.com/investors to access the webcast.

Supplemental financial information and presentation slides used during the call will be available no later than start time. A replay of the webcast will be available approximately two hours after the event’s conclusion.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospects and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goal,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the continuing impact of the COVID-19 pandemic; changes in the macroeconomic environment and volatility in market conditions including interest rates, the value of equities and other financial assets; the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for education finance and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from the CARES Act or other new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on education loans including prepayments or deferrals resulting from new interpretations of current laws, rules or regulations or future laws, executive orders or other policy initiatives which operate to encourage or require consolidation, abolish existing or create additional income-based repayment or debt forgiveness programs or establish other policies and programs which may increase the prepayment rates on education loans and accelerate repayment of the bonds in our securitization trusts; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches or litigation; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR or SOFR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; activities by shareholder activists, including a proxy contest or any unsolicited takeover proposal; changes in general economic conditions, including the potential impact of persistent inflation; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2022, and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) provides technology-enabled education finance and business processing solutions that simplify complex programs and help millions of people achieve success. Our customer-focused, data-driven services deliver exceptional results for clients in education, healthcare and government. Learn more at Navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Jen Earyes, 703-984-6801, jen.earyes@navient.com

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SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			NINE MONTHS ENDED
(In millions, except per share data)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
GAAP Basis
Net income	$79	$66	$105	$256	$540
Diluted earnings per common share	$.65	$.52	$.75	$2.04	$3.67
Weighted average shares used to compute diluted earnings per share	121	125	141	125	147
Return on assets	.51%	.41%	.57%	.53%	.96%

Core Earnings Basis(1)
Net income(1)	$57	$88	$87	$278	$356
Diluted earnings per common share(1)	$.47	$.70	$.62	$2.22	$2.42
Weighted average shares used to compute diluted earnings per share	121	125	$141	125	$147
Net interest margin, Federal Education Loan segment	1.52%	.97%	.94%	1.20%	1.03%
Net interest margin, Consumer Lending segment	3.17%	2.97%	2.90%	3.09%	2.78%
Return on assets	.37%	.55%	.47%	.58%	.63%

Education Loan Portfolios
Ending FFELP Loans, net	$39,581	$40,851	$46,891	$39,581	$46,891
Ending Private Education Loans, net	17,333	17,732	19,151	17,333	19,151

Ending total education loans, net	$56,914	$58,583	$66,042	$56,914	$66,042

Average FFELP Loans	$40,554	$41,869	$48,443	$41,886	$50,398
Average Private Education Loans	18,165	18,690	20,308	18,710	20,771

Average total education loans	$58,719	$60,559	$68,751	$60,596	$71,169

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

RESULTS OF OPERATIONS

We present the results of operations below first in accordance with GAAP. Following our discussion of earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures — Core Earnings” for further discussion).

GAAP INCOME STATEMENTS (UNAUDITED)

				September 30, 2023 vs. June 30, 2023		September 30, 2023 vs. September 30, 2022
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	September 30, 2023	June 30, 2023	September 30, 2022	$	%	$	%
Interest income:
FFELP Loans	$778	$720	$553	$58	8%	$225	41%
Private Education Loans	351	341	309	10	3	42	14
Cash and investments	41	36	19	5	14	22	116

Total interest income	1,170	1,097	881	73	7	289	33
Total interest expense	879	919	641	(40)	(4)	238	37

Net interest income	291	178	240	113	63	51	21
Less: provisions for loan losses	72	11	28	61	555	44	157

Net interest income after provisions for loan losses	219	167	212	52	31	7	3
Other income (loss):
Servicing revenue	15	16	24	(1)	(6)	(9)	(38)
Asset recovery and business processing revenue	85	83	80	2	2	5	6
Other revenue	5	4	6	1	25	(1)	(17)
Gains (losses) on derivative and hedging activities, net	26	26	40	—	—	(14)	(35)

Total other income (loss)	131	129	150	2	2	(19)	(13)
Expenses:
Operating expenses	233	182	194	51	28	39	20
Goodwill and acquired intangible asset impairment and amortization expense	3	3	10	—	—	(7)	(70)
Restructuring/other reorganization expenses	4	15	21	(11)	(73)	(17)	(81)

Total expenses	240	200	225	40	20	15	7

Income before income tax expense	110	96	137	14	15	(27)	(20)
Income tax expense	31	30	32	1	3	(1)	(3)

Net income	$79	$66	$105	$13	20%	$(26)	(25)%

Basic earnings per common share	$.66	$.53	$.75	$.13	25%	$(.09)	(12)%

Diluted earnings per common share	$.65	$.52	$.75	$.13	25%	$(.10)	(13)%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	NINE MONTHS ENDED September 30,		Increase (Decrease)
(In millions, except per share data)	2023	2022	$	%
Interest income:
FFELP Loans	$2,191	$1,312	$879	67%
Private Education Loans	1,036	862	174	20
Cash and investments	111	25	86	344

Total interest income	3,338	2,199	1,139	52
Total interest expense	2,636	1,301	1,335	103

Net interest income	702	898	(196)	(22)
Less: provisions for loan losses	68	62	6	10

Net interest income after provisions for loan losses	634	836	(202)	(24)
Other income (loss):
Servicing revenue	48	60	(12)	(20)
Asset recovery and business processing revenue	240	264	(24)	(9)
Other revenue	15	22	(7)	(32)
Gains (losses) on derivative and hedging activities, net	44	161	(117)	(73)

Total other income (loss)	347	507	(160)	(32)
Expenses:
Operating expenses	601	588	13	2
Goodwill and acquired intangible asset impairment and amortization expense	8	17	(9)	(53)
Restructuring/other reorganization expenses	23	25	(2)	(8)

Total expenses	632	630	2	—

Income before income tax expense	349	713	(364)	(51)
Income tax expense	93	173	(80)	(46)

Net income	$256	$540	$(284)	(53)%

Basic earnings per common share	$2.06	$3.71	$(1.65)	(44)%

Diluted earnings per common share	$2.04	$3.67	$(1.63)	(44)%

Dividends per common share	$.48	$.48	$—	—%

GAAP BALANCE SHEETS (UNAUDITED)

(In millions, except share and per share data)	September 30, 2023	June 30, 2023	September 30, 2022
Assets
FFELP Loans (net of allowance for losses of $220, $200 and $233, respectively)	$39,581	$40,851	$46,891
Private Education Loans (net of allowance for losses of $625, $657 and $852, respectively)	17,333	17,732	19,151
Investments	149	158	176
Cash and cash equivalents	977	1,317	1,364
Restricted cash and cash equivalents	1,824	1,951	2,548
Goodwill and acquired intangible assets, net	697	700	708
Other assets	2,853	2,889	2,787

Total assets	$63,414	$65,598	$73,625

Liabilities
Short-term borrowings	$4,662	$4,838	$5,677
Long-term borrowings	54,907	56,936	63,998
Other liabilities	947	894	977

Total liabilities	60,516	62,668	70,652

Commitments and contingencies

Equity
Series A Participating Preferred Stock, par value $0.20 per share; 2 million shares authorized at December 31, 2021; no shares issued or outstanding	—	—	—
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 464 million, 464 million and 461 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,349	3,343	3,309
Accumulated other comprehensive income (loss), net of tax	43	65	84
Retained earnings	4,685	4,625	4,406

Total stockholders’ equity before treasury stock	8,081	8,037	7,803
Less: Common stock held in treasury: 346 million, 342 million and 325 million shares, respectively	(5,183)	(5,107)	(4,830)

Total equity	2,898	2,930	2,973

Total liabilities and equity	$63,414	$65,598	$73,625

GAAP COMPARISON OF 2023 RESULTS WITH 2022

Three Months Ended September 30, 2023 Compared with Three Months Ended September 30, 2022

For the three months ended September 30, 2023, net income was $79 million, or $0.65 diluted earnings per common share, compared with net income of $105 million, or $0.75 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income increased by $51 million primarily as a result of a $48 million benefit related to the decrease in the speed of loan premium amortization in connection with the continued extension of the FFELP Loan portfolio and a $25 million increase in mark-to-market gains on fair value hedges recorded in interest expense. This was partially offset by the paydown of the FFELP and Private Education Loan portfolios and an increase in interest rates.

•	Provisions for loan losses increased $44 million from $28 million to $72 million:

○	The provision for FFELP Loan losses increased $36 million from $0 to $36 million.

○	The provision for Private Education Loan losses increased $8 million from $28 million to $36 million.

The FFELP Loan provision for loan losses of $36 million in the current period was primarily a result of the continued extension of the portfolio and the resulting increase in both the expected future defaults and the premium allocated to all expected future defaults.

The Private Education Loan provision for loan losses of $36 million in the current period included $29 million related to changes in the net charge-off rates on defaulted loans and $12 million in connection with loan originations, partially offset by a $5 million reserve release. The provision of $28 million in the year-ago quarter included $33 million related to changes in the net charge-off rates on defaulted loans and $13 million in connection with loan originations, partially offset by an $18 million reserve release.

•	Servicing revenue decreased $9 million primarily as a result of the paydown of the FFELP Loan portfolio.

•

Asset recovery and business processing revenue increased $5 million primarily as a result of a $21 million increase in revenue from services for our traditional Business Processing clients, which was partially offset by the expected $15 million reduction in revenue from the wind-down of Business Processing pandemic-related contracts and a $1 million decrease related to revenue earned in our Federal Education Loans segment as a result of exiting that business line in fourth-quarter 2022.

•

Net gains on derivative and hedging activities decreased $14 million. The primary factors affecting the change were interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Operating expenses increased $39 million primarily as a result of recording a $45 million contingency loss (regulatory-related expense) related to recent developments in connection with CFPB matters. The remaining $6 million decrease was primarily the result of a decline in overall servicing costs which was partially offset by an increase in expenses in the Business Processing segment in connection with the related increase in revenue.

•

Restructuring expenses decreased $17 million due to a decline in severance-related costs and facility lease terminations. The year-ago period included $21 million of restructuring expenses primarily due to costs for severance and facility lease terminations in connection with the Company’s decision to exit the FFELP asset recovery business, consolidate certain business lines, and implement other efficiency initiatives.

We repurchased 4.2 million and 6.3 million shares of our common stock during the third quarters of 2023 and 2022, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 20 million common shares (or 14%) from the year-ago period.

Nine Months Ended September 30, 2023 Compared with Nine Months Ended September 30, 2022

For the nine months ended September 30, 2023, net income was $256 million, or $2.04 diluted earnings per common share, compared with net income of $540 million, or $3.67 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $196 million primarily as a result of a $108 million decrease in mark-to-market gains on fair value hedges recorded in interest expense, the paydown of the FFELP and Private Education Loan portfolios and an increase in interest rates.

•	Provisions for loan losses increased $6 million from $62 million to $68 million:

○	The provision for FFELP Loan losses increased $51 million from $0 to $51 million.

○	The provision for Private Education Loan losses decreased $45 million from $62 million to $17 million.

The FFELP Loan provision for loan losses of $51 million in the current period was primarily a result of the continued extension of the portfolio and the resulting increase in both the expected future defaults and the premium allocated to all expected future defaults.

The Private Education Loan provision for loan losses of $17 million in the current period included $29 million related to changes in the net charge-off rates on defaulted loans, $21 million in connection with loan originations, $23 million in connection with the resolution of certain private legacy loans in bankruptcy in the first quarter of 2023 and $7 million related to a reserve build, which was partially offset by a $63 million reduction in connection with the adoption of a new accounting standard (ASU 2022-02). The provision of $62 million in the year-ago period included $33 million related to changes in the net charge-off rates on defaulted loans and $31 million in connection with loan originations, partially offset by a $2 million reserve release.

We adopted ASU No. 2022-02, “Financial Instruments – Credit Losses: Troubled Debt Restructurings and Vintage Disclosures” on January 1, 2023. This new ASU eliminates the troubled debt restructurings (TDRs) recognition and measurement guidance. Prior to adopting this new guidance, as it relates to interest rate concessions granted as part of our Private Education Loan modification program, a discounted cash flow model was used to calculate the amount of interest forgiven for loans that were in the program and the present value of that interest rate concession was included as a part of the allowance for loan loss. This new guidance no longer allows the measurement and recognition of this element of our allowance for loan loss for new modifications that occur subsequent to January 1, 2023. As of December 31, 2022, the allowance for loan loss included $77 million related to this interest rate concession component of the allowance for loan loss. We elected to adopt this amendment using a prospective transition method which results in the $77 million releasing in 2023 and 2024 as the borrowers exit their current modification programs. $63 million of the $77 million was released in the period.

•

Asset recovery and business processing revenue decreased $24 million primarily as a result of the expected $79 million reduction in revenue from the wind-down of Business Processing pandemic-related contracts, which was partially offset by a $59 million increase in revenue from services for our traditional Business Processing clients. The remaining $4 million decrease was related to revenue earned in our Federal Education Loans segment and was a result of exiting that business line in fourth-quarter 2022.

•

Net gains on derivative and hedging activities decreased $117 million. The primary factors affecting the change were interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Operating expenses increased $13 million primarily as a result of recording a $45 million contingency loss (regulatory-related expense) related to recent developments in connection with CFPB matters. The partially offsetting $32 million decrease was primarily related to a decline in overall servicing costs as well as exiting the Federal Education Loans segment’s asset recovery business line in the fourth quarter of 2022.

•

Restructuring expenses declined $2 million. Restructuring expenses in the current period were primarily due to severance costs in connection with the CEO transition. Restructuring expenses in the year-ago period were primarily due to costs for severance and facility lease terminations in connection with the Company’s decision to exit the FFELP asset recovery business, consolidate certain business lines and implement other efficiency initiatives.

We repurchased 13.9 million and 19.4 million shares of our common stock during the nine months ended September 30, 2023 and 2022, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 22 million common shares (or 15%) from the year-ago period.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	September 30, 2023		June 30, 2023		September 30, 2022
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$365		$341		$348
Loans in forbearance(2)	344		328		371
Loans in repayment and percentage of each status:
Loans current	16,435	95.3%	16,942	95.6%	18,426	95.6%
Loans delinquent 31-60 days(3)	304	1.8	276	1.6	305	1.6
Loans delinquent 61-90 days(3)	176	1.0	151	.8	159	.8
Loans delinquent greater than 90 days(3)	334	1.9	351	2.0	394	2.0

Total Private Education Loans in repayment	17,249	100%	17,720	100%	19,284	100%

Total Private Education Loans, gross	17,958		18,389		20,003
Private Education Loan allowance for losses	(625)		(657)		(852)

Private Education Loans, net	$17,333		$17,732		$19,151

Percentage of Private Education Loans in repayment		96.1%		96.4%		96.4%

Delinquencies as a percentage of Private Education Loans in repayment		4.7%		4.4%		4.4%

Loans in forbearance as a percentage of loans in repayment and forbearance		2.0%		1.8%		1.9%

Cosigner rate(4)		33%		33%		33%

(1)

Loans for customers who are attending school or are in other permitted educational activities and are not yet required to make payments on their loans, e.g., internship periods, as well as loans for customers who have requested and qualify for other permitted program deferments such as various military eligible deferments.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, including COVID-19 relief programs, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 65% for third-quarter 2023, second-quarter 2023, and third-quarter 2022.

ALLOWANCE FOR LOAN LOSSES

	QUARTER ENDED
	September 30, 2023
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$200	$657	$857
Total provision	36	36	72
Charge-offs:
Gross charge-offs	(16)	(85)	(101)
Expected future recoveries on current period gross charge-offs	—	12	12

Total(1)	(16)	(73)	(89)
Adjustment resulting from the change in charge-off rate(2)	—	(25)	(25)

Net charge-offs	(16)	(98)	(114)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	30	30

Allowance at end of period (GAAP)	220	625	845
Plus: expected future recoveries on previously fully charged-off loans(3)	—	232	232

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$220	$857	$1,077

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in charge-off rate (annualized)(2)	.19%	1.66%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.56%

Net charge-offs as a percentage of average loans in repayment (annualized)	.19%	2.22%
Allowance coverage of charge-offs (annualized)(4)	3.5	2.2	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	4.8%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	5.0%	(Non-GAAP)
Ending total loans	$39,801	$17,958
Average loans in repayment	$32,696	$17,470
Ending loans in repayment	$31,917	$17,249

	QUARTER ENDED
	June 30, 2023
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$214	$706	$920
Total provision	5	6	11
Charge-offs:
Gross charge-offs	(19)	(73)	(92)
Expected future recoveries on current period gross charge-offs	—	11	11

Net charge-offs(1)	(19)	(62)	(81)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	7	7

Allowance at end of period (GAAP)	200	657	857
Plus: expected future recoveries on previously fully charged-off loans(3)	—	262	262

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$200	$919	$1,119

Net charge-offs as a percentage of average loans in repayment (annualized)	.22%	1.39%
Allowance coverage of charge-offs (annualized)(4)	2.7	3.7	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.5%	5.0%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.6%	5.2%	(Non-GAAP)
Ending total loans	$41,051	$18,389
Average loans in repayment	$33,790	$17,990
Ending loans in repayment	$33,076	$17,720

	QUARTER ENDED
	September 30, 2022
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$245	$921	$1,166
Total provision	—	28	28
Charge-offs:
Gross charge-offs	(12)	(118)	(130)
Expected future recoveries on current period gross charge-offs	—	19	19

Total(1)	(12)	(99)	(111)
Adjustment resulting from the change in charge-off rate(2)	—	(30)	(30)

Net charge-offs	(12)	(129)	(141)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	32	32

Allowance at end of period (GAAP)	233	852	1,085
Plus: expected future recoveries on previously fully charged-off loans(3)	—	280	280

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$233	$1,132	$1,365

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.12%	2.01%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.60%

Net charge-offs as a percentage of average loans in repayment (annualized)	.12%	2.61%
Allowance coverage of charge-offs (annualized)(4)	5.0	2.2	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.5%	5.7%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.6%	5.9%	(Non-GAAP)
Ending total loans	$47,124	$20,003
Average loans in repayment	$39,573	$19,628
Ending loans in repayment	$37,731	$19,284

	NINE MONTHS ENDED
	September 30, 2023
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$222	$800	$1,022
Total provision	51	17	68
Charge-offs:
Gross charge-offs	(53)	(245)	(298)
Expected future recoveries on current period gross charge-offs	—	36	36

Total(1)	(53)	(209)	(262)
Adjustment resulting from the change in charge-off rate(2)	—	(25)	(25)

Net charge-offs	(53)	(234)	(287)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	42	42

Allowance at end of period (GAAP)	220	625	845
Plus: expected future recoveries on previously fully charged-off loans(3)	—	232	232

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$220	$857	$1,077

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.21%	1.56%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.18%

Net charge-offs as a percentage of average loans in repayment (annualized)	.21%	1.74%
Allowance coverage of charge-offs (annualized)(4)	3.1	2.7	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	4.8%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	5.0%	(Non-GAAP)
Ending total loans	$39,801	$17,958
Average loans in repayment	$33,591	$18,000
Ending loans in repayment	$31,917	$17,249

	NINE MONTHS ENDED
	September 30, 2022
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$262	$1,009	$1,271
Total provision	—	62	62
Charge-offs:
Gross charge-offs	(29)	(281)	(310)
Expected future recoveries on current period gross charge-offs	—	43	43

Total(1)	(29)	(238)	(267)
Adjustment resulting from the change in charge-off rate(2)	—	(30)	(30)

Net charge-offs	(29)	(268)	(297)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	49	49

Allowance at end of period (GAAP)	233	852	1,085
Plus: expected future recoveries on previously fully charged-off loans(3)	—	280	280

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$233	$1,132	$1,365

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.09%	1.59%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.20%

Net charge-offs as a percentage of average loans in repayment (annualized)	.09%	1.79%
Allowance coverage of charge-offs (annualized)(4)	6.1	3.2	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.5%	5.7%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.6%	5.9%	(Non-GAAP)
Ending total loans	$47,124	$20,003
Average loans in repayment	$41,793	$20,056
Ending loans in repayment	$37,731	$19,284

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, we charge off the estimated loss of a defaulted loan balance by charging off the entire defaulted loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” For FFELP Loans, the recovery is received at the time of charge-off.

(2)

In third-quarters 2023 and 2022, the net charge-off rate on defaulted Private Education Loans increased from 81.9% to 82.3% and from 81.7% to 81.9%, respectively. These charges resulted in a $25 million and $30 million reduction in the balance of expected future recoveries on previously fully charged-off loans in third-quarters 2023 and 2022, respectively.

(3)

At the end of each month, for Private Education Loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance by charging off the entire loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately reflected as a reduction to expected future recoveries on previously fully charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on previously fully charged-off loans:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Beginning of period expected future recoveries on previously fully charged-off loans	$262	$268	$312	$274	$329
Expected future recoveries of current period defaults	12	11	19	36	43
Recoveries (cash collected)	(11)	(11)	(14)	(35)	(43)
Charge-offs (as a result of lower recovery expectations)	(31)	(6)	(37)	(43)	(49)

End of period expected future recoveries on previously fully charged-off loans	$232	$262	$280	$232	$280

Change in balance during period	$(30)	$(7)	$(32)	$(42)	$(49)

(4)	For Private Education Loans, the item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $0.9 billion of senior unsecured notes that mature in the short term (i.e., over the next 12 months) and the remaining $5.3 billion of senior unsecured notes that mature in the long term (from 2024 to 2043 with 70% maturing by 2029), through a number of sources. These sources include our cash on hand, unencumbered FFELP Loan and Private Education Refinance Loan portfolios (see “Sources of Primary Liquidity” below), the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term ABS, enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans (a portion of which is obtained through a forward purchase agreement). We also have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases are part of our ongoing liquidity needs. We repurchased 4.2 million shares of common stock for $75 million in the third quarter of 2023 and have $360 million of unused share repurchase authority as of September 30, 2023.

SOURCES OF LIQUIDITY

Sources of Primary Liquidity

(Dollars in millions)	September 30, 2023	June 30, 2023	September 30, 2022
Ending balances:
Total unrestricted cash and liquid investments	$977	$1,317	$1,364
Unencumbered FFELP Loans	88	69	151
Unencumbered Private Education Refinance Loans	49	45	270

Total	$1,114	$1,431	$1,785

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Average balances:
Total unrestricted cash and liquid investments	$1,141	$963	$1,363	$977	$1,037
Unencumbered FFELP Loans	85	94	123	88	172
Unencumbered Private Education Refinance Loans	118	100	165	95	213

Total	$1,344	$1,157	$1,651	$1,160	$1,422

Sources of Additional Liquidity

Liquidity may also be available under our secured credit facilities. Maximum borrowing capacity under the FFELP Loan and Private Education Loan asset-backed commercial paper (ABCP) facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered loans. The following tables detail the additional borrowing capacity of these facilities with maturity dates ranging from October 2023 to June 2025.

(Dollars in millions)	September 30, 2023	June 30, 2023	September 30, 2022
Ending balances:
FFELP Loan ABCP facilities	$28	$28	$200
Private Education Loan ABCP facilities	1,697	1,983	2,203

Total	$1,725	$2,011	$2,403

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Average balances:
FFELP Loan ABCP facilities	$35	$68	$190	$70	$404
Private Education Loan ABCP facilities	1,966	1,888	2,186	1,777	2,147

Total	$2,001	$1,956	$2,376	$1,847	$2,551

At September 30, 2023, we had a total of $3.1 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $1.2 billion of our unencumbered tangible assets of which $1.1 billion and $88 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of September 30, 2023, we had $5.5 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Our secured financing facilities include Private Education Loan ABS Repurchase Facilities, which had $0.5 billion outstanding as of September 30, 2023. These repurchase facilities are collateralized by the net assets in previously issued Private Education Loan ABS trusts and have had a cost of funds lower than that of a new unsecured debt issuance.

The following table reconciles encumbered and unencumbered assets and their net impact on total Tangible Equity.

(Dollars in billions)	September 30, 2023	June 30, 2023	September 30, 2022
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$3.5	$3.5	$3.7
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	2.0	1.8	1.4
Tangible unencumbered assets(1)	3.1	3.6	4.3
Senior unsecured debt	(6.2)	(6.5)	(7.0)
Mark-to-market on unsecured hedged debt(2)	.3	.2	.3
Other liabilities, net	(.5)	(.4)	(.5)

Total Tangible Equity(3)	$2.2	$2.2	$2.2

(1)	Excludes goodwill and acquired intangible assets.

(2)

At September 30, 2023, June 30, 2023 and September 30, 2022, there were $(351) million, $(286) million and $(305) million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).

(3)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. We present the following non-GAAP financial measures: (1) Core Earnings, (2) Tangible Equity (as well as the Adjusted Tangible Equity Ratio), (3) EBITDA for the Business Processing segment, and (4) Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans. Definitions for the non-GAAP financial measures and reconciliations are provided below, except that reconciliations of forward-looking non-GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including, but not limited to, the impact of any mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide certain Core Earnings disclosures in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

The following tables show our consolidated GAAP results, Core Earnings results (including for each reportable segment) along with the adjustments made to the income/expense items to reconcile the consolidated GAAP results to the Core Earnings results as required by GAAP.

	QUARTER ENDED SEPTEMBER 30, 2023
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$1,129					$778	$351	$—	$—
Cash and investments	41					19	7	—	15

Total interest income	1,170					797	358	—	15
Total interest expense	879					636	208	—	46

Net interest income (loss)	291	$7	$(18)	$(11)	$280	161	150	—	(31)
Less: provisions for loan losses	72				72	36	36	—	—

Net interest income (loss) after provisions for loan losses	219					125	114	—	(31)
Other income (loss):
Servicing revenue	15					12	3	—	—
Asset recovery and business processing revenue	85					—	—	85	—
Other revenue	31					3	1	—	1

Total other income (loss)	131	(7)	(19)	(26)	105	15	4	85	1
Expenses:
Direct operating expenses	134					17	44	73	—
Unallocated shared services expenses	99					—	—	—	99

Operating expenses	233				233	17	44	73	99
Goodwill and acquired intangible asset impairment and amortization	3	—	(3)	(3)	—	—	—	—	—
Restructuring/other reorganization expenses	4	—	—	—	4	—	—	—	4

Total expenses	240	—	(3)	(3)	237	17	44	73	103

Income (loss) before income tax expense (benefit)	110	—	(34)	(34)	76	123	74	12	(133)
Income tax expense (benefit)(2)	31	—	(12)	(12)	19	29	18	3	(31)

Net income (loss)	$79	$—	$(22)	$(22)	$57	$94	$56	$9	$(102)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2023
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(11)	$—	$(11)
Total other income (loss)	(26)	—	(26)
Goodwill and acquired intangible asset impairment and amortization	—	(3)	(3)

Total Core Earnings adjustments to GAAP	$(37)	$3	(34)

Income tax expense (benefit)			(12)

Net income (loss)			$(22)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED JUNE 30, 2023
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$1,061					$721	$341	$—	$—
Cash and investments	36					18	7	—	11

Total interest income	1,097					739	348	—	11
Total interest expense	919					633	205	—	39

Net interest income (loss)	178	$4	$39	$43	$221	106	143	—	(28)
Less: provisions for loan losses	11				11	5	6	—	—

Net interest income (loss) after provisions for loan losses	167					101	137	—	(28)
Other income (loss):
Servicing revenue	16					13	3	—	—
Asset recovery and business processing revenue	83					—	—	83	—
Other revenue	30					2	2	—	—

Total other income (loss)	129	(4)	(22)	(26)	103	15	5	83	—
Expenses:
Direct operating expenses	135					18	42	75	—
Unallocated shared services expenses	47					—	—	—	47

Operating expenses	182				182	18	42	75	47
Goodwill and acquired intangible asset impairment and amortization	3	—	(3)	(3)	—	—	—	—	—
Restructuring/other reorganization expenses	15	—	—	—	15	—	—	—	15

Total expenses	200	—	(3)	(3)	197	18	42	75	62

Income (loss) before income tax expense (benefit)	96	—	20	20	116	98	100	8	(90)
Income tax expense (benefit)(2)	30	—	(2)	(2)	28	22	25	2	(21)

Net income (loss)	$66	$—	$22	$22	$88	$76	$75	$6	$(69)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED JUNE 30, 2023
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$43	$—	$43
Total other income (loss)	(26)	—	(26)
Goodwill and acquired intangible asset impairment and amortization	—	(3)	(3)

Total Core Earnings adjustments to GAAP	$17	$3	20

Income tax expense (benefit)			(2)

Net income (loss)			$22

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED SEPTEMBER 30, 2022
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$862					$555	$309	$—	$—
Cash and investments	19					9	3	—	7

Total interest income	881					564	312	—	7
Total interest expense	641					444	159	—	33

Net interest income (loss)	240	$(1)	$8	$7	$247	120	153	—	(26)
Less: provisions for loan losses	28				28	—	28	—	—

Net interest income (loss) after provisions for loan losses	212					120	125	—	(26)
Other income (loss):
Servicing revenue	24					21	3	—	—
Asset recovery and business processing revenue	80					1	—	79	—
Other revenue	46					6	—	—	—

Total other income (loss)	150	1	(41)	(40)	110	28	3	79	—
Expenses:
Direct operating expenses	135					25	43	67	—
Unallocated shared services expenses	59					—	—	—	59

Operating expenses	194				194	25	43	67	59
Goodwill and acquired intangible asset impairment and amortization	10	—	(10)	(10)	—	—	—	—	—
Restructuring/other reorganization expenses	21	—	—	—	21	—	—	—	21

Total expenses	225	—	(10)	(10)	215	25	43	67	80

Income (loss) before income tax expense (benefit)	137	—	(23)	(23)	114	123	85	12	(106)
Income tax expense (benefit)(2)	32	—	(5)	(5)	27	29	20	3	(25)

Net income (loss)	$105	$—	$(18)	$(18)	$87	$94	$65	$9	$(81)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2022
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$7	$—	$7
Total other income (loss)	(40)	—	(40)
Goodwill and acquired intangible asset impairment and amortization	—	(10)	(10)

Total Core Earnings adjustments to GAAP	$(33)	$10	(23)

Income tax expense (benefit)			(5)

Net income (loss)			$(18)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	NINE MONTHS ENDED SEPTEMBER 30, 2023
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$3,227					$2,194	$1,036	$—	$—
Cash and investments	111					56	20	—	35

Total interest income	3,338					2,250	1,056	—	35
Total interest expense	2,636					1,859	610	—	119

Net interest income (loss)	702	$24	$27	$51	$753	391	446	—	(84)
Less: provisions for loan losses	68				68	51	17	—	—

Net interest income (loss) after provisions for loan losses	634					340	429	—	(84)
Other income (loss):
Servicing revenue	48					39	9	—	—
Asset recovery and business processing revenue	240					—	—	240	—
Other revenue	59					10	2	—	3

Total other income (loss)	347	(24)	(20)	(44)	303	49	11	240	3
Expenses:
Direct operating expenses	394					55	124	215	—
Unallocated shared services expenses	207					—	—	—	207

Operating expenses	601				601	55	124	215	207
Goodwill and acquired intangible asset impairment and amortization	8	—	(8)	(8)	—	—	—	—	—
Restructuring/other reorganization expenses	23	—	—	—	23	—	—	—	23

Total expenses	632	—	(8)	(8)	624	55	124	215	230

Income (loss) before income tax expense (benefit)	349	—	15	15	364	334	316	25	(311)
Income tax expense (benefit)(2)	93	—	(7)	(7)	86	78	75	6	(73)

Net income (loss)	$256	$—	$22	$22	$278	$256	$241	$19	$(238)

(1)	Core Earnings adjustments to GAAP:

	NINE MONTHS ENDED SEPTEMBER 30, 2023
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$51	$—	$51
Total other income (loss)	(44)	—	(44)
Goodwill and acquired intangible asset impairment and amortization	—	(8)	(8)

Total Core Earnings adjustments to GAAP	$7	$8	15

Income tax expense (benefit)			(7)

Net income (loss)			$22

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	NINE MONTHS ENDED SEPTEMBER 30, 2022
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$2,174					$1,298	$862	$—	$—
Cash and investments	25					12	5	—	8

Total interest income	2,199					1,310	867	—	8
Total interest expense	1,301					905	421	—	65

Net interest income (loss)	898	$(20)	$(84)	$(104)	$794	405	446	—	(57)
Less: provisions for loan losses	62				62	—	62	—	—

Net interest income (loss) after provisions for loan losses	836					405	384	—	(57)
Other income (loss):
Servicing revenue	60					51	9	—	—
Asset recovery and business processing revenue	264					4	—	260	—
Other revenue	183					24	1	—	(3)

Total other income (loss)	507	20	(181)	(161)	346	79	10	260	(3)
Expenses:
Direct operating expenses	408					79	113	216	—
Unallocated shared services expenses	180					—	—	—	180

Operating expenses	588				588	79	113	216	180
Goodwill and acquired intangible asset impairment and amortization	17	—	(17)	(17)	—	—	—	—	—
Restructuring/other reorganization expenses	25	—	—	—	25	—	—	—	25

Total expenses	630	—	(17)	(17)	613	79	113	216	205

Income (loss) before income tax expense (benefit)	713	—	(248)	(248)	465	405	281	44	(265)
Income tax expense (benefit)(2)	173	—	(64)	(64)	109	95	66	11	(63)

Net income (loss)	$540	$—	$(184)	$(184)	$356	$310	$215	$33	$(202)

(1)	Core Earnings adjustments to GAAP:

	NINE MONTHS ENDED SEPTEMBER 30, 2022
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(104)	$—	$(104)
Total other income (loss)	(161)	—	(161)
Goodwill and acquired intangible asset impairment and amortization	—	(17)	(17)

Total Core Earnings adjustments to GAAP	$(265)	$17	(248)

Income tax expense (benefit)			(64)

Net income (loss)			$(184)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between GAAP and Core Earnings net income and details each specific adjustment required to reconcile our GAAP earnings to our Core Earnings segment presentation.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
GAAP net income	$79	$66	$105	$256	$540
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	(37)	17	(33)	7	(265)
Net impact of goodwill and acquired intangible assets	3	3	10	8	17
Net tax effect	12	2	5	7	64

Total Core Earnings adjustments to GAAP	(22)	22	(18)	22	(184)

Core Earnings net income	$57	$88	$87	$278	$356

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we originally sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Core Earnings derivative adjustments:
(Gains) losses on derivative and hedging activities, net, included in other income	$(26)	$(26)	$(40)	$(44)	$(161)
Plus: (Gains) losses on fair value hedging activity included in interest expense	(19)	37	6	23	(85)

Total (gains) losses in GAAP net income	(45)	11	(34)	(21)	(246)
Plus: Settlement income (expense) on derivative and hedging activities, net(1)	7	4	(1)	24	(20)

Mark-to market (gains) losses on derivative and hedging activities, net(2)	(38)	15	(35)	3	(266)
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	—	1	2	3	9
Other derivative accounting adjustments(3)	1	1	—	1	(8)

Total net impact of derivative accounting	$(37)	$17	$(33)	$7	$(265)

(1)

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$—	$—	$—	$—	$(23)
Net settlement income (expense) on interest rate swaps reclassified to net interest income	7	4	(1)	24	3
Net realized gains (losses) on terminated derivative contracts reclassified to other income	—	—	—	—	—

Total reclassifications of settlement income (expense) on derivative and hedging activities	$7	$4	$(1)	$24	$(20)

(2)	“Mark-to-market (gains) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Fair Value Hedges	$(3)	$13	$(17)	$13	$(51)
Foreign currency hedges	(16)	24	23	10	(34)
Floor Income Contracts	—	—	—	—	(65)
Basis swaps	—	(3)	3	—	6
Other	(19)	(19)	(44)	(20)	(122)

Total mark-to-market (gains) losses on derivative and hedging activities, net	$(38)	$15	$(35)	$3	$(266)

(3)

Other derivative accounting adjustments consist of adjustments related to certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of September 30, 2023, derivative accounting has increased GAAP equity by approximately $73 million as a result of cumulative net mark-to-market gains (after tax) recognized under GAAP, but not under Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains (losses) related to derivative accounting.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Beginning impact of derivative accounting on GAAP equity	$67	$81	$39	$122	$(299)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	6	(14)	79	(49)	417

Ending impact of derivative accounting on GAAP equity	$73	$67	$118	$73	$118

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Total pre-tax net impact of derivative accounting recognized in net income(a)	$37	$(17)	$33	$(7)	$265
Tax impact of derivative accounting adjustment recognized in net income	(9)	4	(8)	2	(65)
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	(22)	(1)	54	(44)	217

Net impact of net mark-to-market gains (losses) under derivative accounting	$6	$(14)	$79	$(49)	$417

(a)	See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

We use Floor Income Contracts, pay-fixed swaps and fixed rate debt to economically hedge embedded floor income in our FFELP loans. Historically, we have used these instruments on a periodic basis and depending upon market conditions and pricing, we may enter into additional hedges in the future. Under GAAP, the Floor Income Contracts do not qualify for hedge accounting and the pay-fixed swaps are accounted for as cash flow hedges. The table below shows the amount of Hedged Floor Income that will be recognized in Core Earnings in future periods based on these hedge strategies.

(Dollars in millions)	September 30, 2023	June 30, 2023	September 30, 2022
Total hedged Floor Income, net of tax(1)(2)	$115	$142	$224

(1)  $151 million, $186 million and $293 million on a pre-tax basis as of September 30, 2023, June 30, 2023 and September 30, 2022, respectively.

(2)  Of the $115 million as of September 30, 2023, approximately $21 million, $38 million, $21 million and $18 million will be recognized as part of Core Earnings net income in the remainder of 2023, 2024, 2025 and 2026, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Core Earnings goodwill and acquired intangible asset adjustments	$3	$3	$10	$8	$17

2. Tangible Equity and Adjusted Tangible Equity Ratio

Adjusted Tangible Equity measures the ratio of Navient’s Tangible Equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	September 30, 2023	June 30, 2023	September 30, 2022
Navient Corporation’s stockholders’ equity	$2,898	$2,930	$2,973
Less: Goodwill and acquired intangible assets	697	700	708

Tangible Equity	2,201	2,230	2,265
Less: Equity held for FFELP Loans	198	204	234

Adjusted Tangible Equity	$2,003	$2,026	$2,031

Divided by:
Total assets	$63,414	$65,598	$73,625
Less:
Goodwill and acquired intangible assets	697	700	708
FFELP Loans	39,581	40,851	46,891

Adjusted tangible assets	$23,136	$24,047	$26,026

Adjusted Tangible Equity Ratio	8.7%	8.4%	7.8%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Core Earnings pre-tax income	$12	$8	$12	$25	$44
Plus:
Depreciation and amortization expense(1)	1	—	1	2	2

EBITDA	$13	$8	$13	$27	$46

Divided by:
Total revenue	$85	$83	$79	$240	$260

EBITDA margin	15%	10%	16%	11%	18%

(1)	There is no interest expense in this segment.

4. Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans

The allowance for loan losses on the Private Education Loan portfolio used for the three credit metrics below excludes the expected future recoveries on previously fully charged-off loans to better reflect the current expected credit losses remaining in connection with the loans on balance sheet that have not charged off. That is, as of September 30, 2023, the $857 million Private Education Loan allowance for loan losses excluding expected future recoveries on previously fully charged-off loans represents the current expected credit losses that remain in connection with the $17,333 million Private Education Loan portfolio. The $232 million of expected future recoveries on previously fully charged-off loans, which is collected over an average 15-year period, mechanically is a reduction to the overall allowance for loan losses. However, it is not related to the $17,333 million Private Education Loan portfolio on our balance sheet and, as a result, management excludes this impact to the allowance to better evaluate and assess our overall credit loss coverage on the Private Education Loan portfolio. We believe this provides a more meaningful and holistic view of the available credit loss coverage on our non-charged-off Private Education Loan portfolio. We believe this information is useful to our investors, lenders and rating agencies.

Allowance for Loan Losses Metrics – Private Education Loans

	QUARTERS ENDED			NINE MONTHS ENDED
(Dollars in millions)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Allowance at end of period (GAAP)	$625	$657	$852	$625	$852
Plus: expected future recoveries on previously fully charged-off loans	232	262	280	232	280

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)	$857	$919	$1,132	$857	$1,132

Ending total loans	$17,958	$18,389	$20,003	$17,958	$20,003
Ending loans in repayment	$17,249	$17,720	$19,284	$17,249	$19,284
Net charge-offs	$98	$62	$129	$234	$268

Allowance coverage of charge-offs (annualized):
GAAP	1.6	2.6	1.7	2.0	2.4
Adjustment(1)	.6	1.1	.5	.7	.8

Non-GAAP Financial Measure(1)	2.2	3.7	2.2	2.7	3.2

Allowance as a percentage of the ending total loan balance:
GAAP	3.5%	3.6%	4.3%	3.5%	4.3%
Adjustment(1)	1.3	1.4	1.4	1.3	1.4

Non-GAAP Financial Measure(1)	4.8%	5.0%	5.7%	4.8%	5.7%

Allowance as a percentage of the ending loans in repayment:
GAAP	3.6%	3.7%	4.4%	3.6%	4.4%
Adjustment(1)	1.4	1.5	1.5	1.4	1.5

Non-GAAP Financial Measure(1)	5.0%	5.2%	5.9%	5.0%	5.9%

(1)	The allowance used for these credit metrics excludes the expected future recoveries on previously fully charged-off loans. See discussion above.